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                                                                   EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT

The Shareholders and Board of Directors
GET Manufacturing, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-71479 and 333-91719) and Form S-8 (No. 333-86217) of Jabil
Circuit, Inc. and subsidiaries of our report dated August 6, 1999, with respect to the consolidated financial statements of GET Manufacturing, Inc. and subsidiaries for the years ended March 31, 1998 and 1999, and our report dated November 3, 1999 with respect to the consolidated financial statement of GET Manufacturing, Inc. and subsidiaries for the twelve months ended August 31, 1999, which reports appear in this Current Report on Form 8-K of Jabil Circuit, Inc. and subsidiaries.

                                           /s/ Ernst & Young

Hong Kong
May 9,2000